Exhibit 99.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

CONTACT:
Craig Carlson, ,CFO
Neurobiological Technologies, Inc.
(510) 595-6000

Marlon Nurse, VP – Investor Relations
Porter, LeVay & Rose, Inc.
(212) 564-4700

NEUROBIOLOGICAL TECHNOLOGIES, INC. REPORTS FOURTH QUARTER

AND FISCAL YEAR-END FINANCIAL RESULTS FOR 2006

Restated Financial Statements for Fiscal Year-End 2005 and

for Quarters Ended September 30, 2004 through March 31, 2006.

Conference Call Scheduled for November 10 at 11:00 ET, 8:00 PT

EMERYVILLE, CA, November 07, 2006 - Neurobiological Technologies, Inc. (NTI®) (NASDAQ: NTII), a drug development company focused on the clinical evaluation and regulatory approval of drugs for the treatment of diseases affecting the brain, today announced its financial results for its fiscal fourth quarter and year ended June 30, 2006.

For fiscal 2006, the Company reported record revenue of $12.3 million, almost a fourfold increase over last year’s revenue of $3.1 million. The net loss for fiscal 2006 was $27.8 million, or $0.98 per share, compared with a net loss of $25.0 million, or $0.94 per share, in fiscal 2005. At June 30, 2006, the Company’s balance of available cash, cash equivalents and investment securities was $15.3 million.

For the fourth quarter ended June 30, 2006, the Company reported revenue of $4.3 million compared to $1.1 million for the same period in 2005. The net loss for the quarter ended June 30, 2006 was $4.8 million, or $0.16 per share, compared with a net loss of $5.2 million, or $0.19 per share, for the same period in 2005.

Highlights for NTI in fiscal year 2006

Paul Freiman, President and CEO of Neurobiological Technologies said, “This was a significant year for NTI. We initiated two Phase III clinical trials for Viprinex™, our drug candidate for the treatment of acute ischemic stroke, and recently reached our targeted number of US sites (50) for the first of those trials. We continue our site selection efforts outside of the United States, with the enrollment of new sites in the Netherlands, the Czech Republic, Russia, Australia, New Zealand, South Africa, and Austria. With these new sites in addition to current sites, we expect the number of patients in the trials to increase significantly in 2007. We are also continuing with process development and manufacturing construction activities for the viper facility in Germany, which will be owned and operated by Nordmark Arzneimittel GmbH & Co. KG. This facility will house the snakes needed to produce the commercial quantities of Viprinex.”

Mr. Freiman continued, “Another key accomplishment this past fiscal year was the sale of XERECEPT® to Celtic Pharma in November 2005. We have received $29 million in payments of the $33 million purchase price from this sale and will be receiving the remaining $4 million in January 2007. Additionally, we are entitled to receive up to an additional $15 million in payments upon the achievement of certain regulatory milestones. If

XERECEPT is approved for commercialization, we are entitled to receive profit-sharing payments on sales in the US and royalties on sales elsewhere in the world. As we are effectively serving as the CRO for the Phase III trials, we remain active and involved with the testing of the drug candidate which is being evaluated for the treatment of peritumoral brain edema. At fiscal year end, we were approaching the half way point of our chronic trial, which will trigger an interim analysis.”

Mr. Freiman added, “Royalties from the sales of Memantine contributed significantly to our revenue, as we collected $5.1 million in revenue from Merz Pharmaceuticals GmbH (Merz) for the 2006 fiscal year, an increase of more than 60% compared to 2005. In July 2006, we received a royalty of $1.6 million from Merz from the sales of Memantine. We have recently been informed by Merz and Forest that they do not plan to pursue further development of Memantine for neuropathic pain. As a result, we, Merz, and CMCC are discussing options for the development of Memantine for the other indications covered by the CMCC patents.”

He noted, “Beyond the clinical developments with our Phase III trials in Viprinex and XERECEPT, we also strengthened our corporate organization. Most recently, we appointed Craig Carlson as chief financial officer. Craig is a seasoned professional who has over 27 years of experience in finance and communications, including 12 years at Cygnus, a medical device company, where he served as CFO and COO. Additionally, we appointed David Chou, Ph.D., to oversee chemistry, manufacturing and controls (CMC). David, too, comes to us with significant experience, as he has over 20 years’ experience in the pharmaceutical and quality management disciplines and has led numerous projects from R&D to commercialization.”

Restated Financial Results For Fiscal 2005 and Three quarters of Fiscal 2006

Subsequent to the issuance of our fiscal 2005 consolidated financial statements, the Company determined that certain previously capitalized tangible and intangible assets acquired in connection with its purchase of Empire Pharmaceuticals, Inc. should have been expensed as in-process research and development. Depreciation and amortization expense associated with these previously capitalized assets have been reversed in the periods during which they were initially recorded. Therefore, the Company has restated its statements of operations and balance sheets for the quarters ended September 30, and December 31, 2004, March 31, 2005 and the year ended June 30, 2005, and for the quarters ended September 30, and December 31, 2005, and March 31, 2006.

The restatement of the affected financial statements is all non-cash adjustments and accordingly there is no effect on cash, cash equivalents and investments, or on revenue recognized during those periods.

With the filing of our Annual Report on Form 10-K, we believe we are now in compliance with the Nasdaq financial report filing requirements and we anticipate hearing from Nasdaq within days stating that we are no longer at risk of delisting from Nasdaq.

Financial Results for Fourth Quarter and Fiscal 2006

For the fiscal year ended June 30, 2006, the Company reported revenue of $12.3 million consisting of $5.1 million of royalty fees earned from the commercial sales of Memantine by Merz and its marketing partners in the United States and certain European countries, $3.2 million from the sale of NTI’s rights and assets related to XERECEPT to Celtic, and $4.1 million from the reimbursement of the direct expenses incurred for services provided to Celtic for administering the Phase III clinical trials for XERECEPT in the United States. The Company’s fiscal year 2005 revenues consisted entirely of royalty fees earned from the sale of Memantine in certain European countries and the United States by Merz and its marketing partners. Fourth quarter 2006 revenue consisted of $1.4 million from royalty fees earned from Memantine sales, $1.4 million from the sale of our worldwide assets ad rights related to XERECEPT and $1.5 million from the reimbursement of direct expenses for our development services related to XERECEPT. Fourth quarter 2005 revenue consisted only of royalty income from the sale of Memantine.

Research and development expenses of $22.8 million in the year ended June 30, 2006 increased by $12.1 million compared to R&D expenses of $10.7 million in fiscal 2005. The increase in 2006 was primarily the result of $9.2 million of incremental expenses incurred to prepare for two Phase III clinical trials for Viprinex. For the fourth quarter ended June 30, 2006, R&D expenses totaled $8.0 million compared to $4.7 million for the same period in fiscal 2005. The increase is primarily the result of higher Viprinex expenses.

Acquired in-process research and development expenses totaled $11.5 million for the year ended June 30, 2006 compared to $12.7 million for the 2005 fiscal year. These expenses represent the expensing of certain tangible and intangible assets related to the acquisition of Empire. The initial acquisition costs are reflected in fiscal year 2005 and the second (contingent) payment costs are reflected in fiscal year 2006.

General and administrative expenses totaled $6.0 million for the year ended June 30, 2006 compared to $4.9 million in fiscal 2005. The increase consists primarily of additional expenses related to stock option grants pursuant to the adoption of FAS123(R) and increased legal expenses. Fourth quarter 2006 general and administrative expenses totaled $1.2 million compared to $1.7 million in the same period of 2005. During the fourth quarter of 2005, we incurred approximately $500,000 in expenses related to Sarbanes-Oxley compliance activities. Fourth quarter 2006 expenses related to financial reporting compliance activities were substantially less than in fiscal 2005.

Investment income for the year-ended June 30, 2006 totaled approximately $399,000 compared to $249,000 in 2005. The increase was the result of higher cash balances in fiscal 2006 resulting from the receipt of $29 million for the sale of our worldwide rights and assets related to XERECEPT to Celtic. For the fourth quarter 2006, investment income totaled approximately $171,000 compared to approximately $73,000 in the same period in 2005.

Conference Call Information

NTI will web cast its year end financial results conference call, November 10, 2006 at 11:00 a.m. ET, 8:00 a.m. PT. Dial-in number 800-289-0726. The live webcast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. Playback of the conference call will be available from 1:30 p.m. ET on Friday, November 10, 2006 through 11:59 p.m. on Thursday, November 16, 2006. Replay number: 888-203-1112 (US and Canada) and 719-457-0820 (International) Replay access code: 3947110.

About Neurobiological Technologies, Inc.

NTI is a biotechnology company engaged in the business of acquiring and developing central nervous system related drug candidates. The Company is focused on therapies for neurological conditions that occur in connection with ischemic stroke, brain cancer, Alzheimer’s disease and dementia. The Company’s strategy is to in-license and develop later-stage drug candidates that target major medical needs and that can be rapidly commercialized. NTI’s experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy.

NOTE: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including: our need for additional capital, our dependence on third parties for the development, regulatory approval and successful commercialization of our products, the inherent risk of failure in developing product candidates based on new technologies, the risks associated with the cost of clinical development efforts, and other risks detailed from time to time in our Annual Report of Form 10-K and other filings with the Securities and Exchange Commission. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

- FINANCIAL TABLES TO FOLLOW -

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,		Year ended June 30,
	2006	2005	2006	2005
		(Restated)		(Restated)
REVENUES
Royalty income	$1,377,000	1,124,000	$5,063,000	$3,100,000
Technology sale and collaboration services	2,946,000		7,276,000
Total revenues	4,323,000	1,124,000	12,339,000	3,100,000

EXPENSES
Research and development	7,944,000	4,731,000	22,808,000	10,749,000
Acquired in-process research and development	--	--	11,501,000	12,650,000
General and administrative	1,225,000	1,706,000	5,968,000	4,927,000

Total expenses	9,169,000	6,437,000	40,277,000	28,326,000

Operating loss	(4,846,000)	(5,313,000)	(27,938,000)	(25,226,000)
Investment income	171,000	73,000	399,000	249,000

Loss before income tax	$(4,675,000)	$(5,240,000)	$(27,539,000)	$(24,977,000)
Provision for income taxes	170,000	- -	300,000	- -

NET LOSS	$(4,845,000)	$(5,240,000)	$(27,839,000)	$(24,977,000)

BASIC and DILUTED NET
LOSS PER SHARE	$(0.16)	$(0.19)	$(0.98)	$(0.94)

Shares used in basic and diluted net loss per share calculation	29,546,326	27,065,164	28,490,373	26,529,564

SELECTED CONSOLIDATED BALANCE SHEET DATA

	June 30,	June 30,
	2006	2005

		(Restated	)
Cash, cash equivalents and investments	$15,248,000	$8,506,000
Working capital	12,055,000	5,290,000
Total assets	22,499,000	9,815,000
Accumulated deficit	(95,141,000)	(67,302,000)
Stockholders’ equity	11,402,000	5,999,000

# # #

	Quarterly Periods in the Year Ended June 30, 2006
	September 30	December 31	March 31	June 30	Total
	(As Restated)	(As Restated)	(As Restated)
	(in thousands, except per share data)
	(unaudited)
QUARTERLY RESULTS OF OPERATIONS
Total revenue	$1,052	$2,359	$4,605	$4,323	$12,339
Research and development expense	(3,404)	(4,647)	(6,815)	(7,944)	(22,808)
Acquired in-process research and development	--	(11,501)	--	--	(11,501)
General and administrative expense	(1,800)	(1,550)	(1,393)	(1,225)	(5,968)
Investment income (loss)	17	71	140	171	399
Provision for income taxes	--	(130)	--	(170)	(300)

Net loss	$(4,133)	$(15,398)	$(3,463)	$(4,845)	$(27,839)

Basic and diluted net loss per share	$(0.15)	$(0.55)	$(0.12)	$(0.16)	$(0.98)

Shares used in basic and diluted net loss per share calculation	27,078	28,094	29,491	29,546	28, 490

	Quarterly Periods in the Year Ended June 30, 2005 (As Restated)
	September 30	December 31	March 31	June 30	Total
	(in thousands, except per share data)
	(unaudited)
QUARTERLY RESULTS OF OPERATIONS
Total revenue	$517	$694	$765	$1,124	$3,100
Research and development expense	(1,002)	(2,075)	(2,941)	(4,731)	(10,749)
Acquired in-process research and development	(12,650)	--	--	--	(12,650)
General and administrative expense	(931)	(1,090)	(1,200)	(1,706)	(4,927)
Investment income	77	(10)	109	73	249

Net loss	$(13,989)	$(2,481)	$(3,267)	$(5,240)	$(24,977)

Basic and diluted net loss per share	$(0.56)	$(0.09)	$(0.12)	$(0.19)	$(0.94)

Shares used in basic and diluted net loss per share calculation	25,170	26,847	27,054	27,065	26,530